Exhibit 99.1

CONTACT: Investor Relations Corporate Communications
404-715-2170 404-715-2554
InvestorRelations@delta.com Media@delta.com

Delta Air Lines Announces June Quarter 2026 Financial Results

June quarter earnings topped guidance on broad demand strength and strong execution, generating a double-digit return on invested capital

Expect continued momentum in September quarter with mid-teens revenue growth and double-digit margin

Affirming full-year guidance for adjusted EPS of $6.50 to $7.50 and free cash flow of $3 to $4 billion

Further strengthened investment grade balance sheet through debt paydown, and announced a
15 percent increase to dividend payment beginning in September quarter

ATLANTA, July 10, 2026 – Delta Air Lines (NYSE: DAL) today reported financial results for the June quarter and provided its outlook for the September quarter and full year 2026. Highlights of the June quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“Today, we reported our June quarter results, and it is clear that Delta’s brand and industry position are stronger than ever. We delivered $1.4 billion in pre-tax profit while absorbing the highest quarterly fuel expense in our history, reflecting broad demand strength, growing brand preference and momentum across our diversified revenue base. This industry-leading performance is powered by the best people in the business,” said Ed Bastian, Delta’s chief executive officer.

“Delta is executing from a position of strength, and we expect momentum to carry into the second half with double-digit margins and a return to earnings growth. For the full year, we are affirming the guidance we set at the start of the year to grow earnings by 20 percent, overcoming a multi-billion dollar fuel headwind. This reinforces Delta's durability while positioning us to continue our momentum into 2027.”

June Quarter 2026 GAAP Financial Results

•Operating revenue of $19.8 billion
•Operating income of $1.9 billion with an operating margin of 9.4 percent
•Pre-tax income of $2.0 billion with a pre-tax margin of 10.2 percent
•Earnings per share of $2.44
•Operating cash flow of $1.6 billion

June Quarter 2026 Non-GAAP Financial Results

•Operating revenue of $17.7 billion
•Operating income of $1.6 billion with an operating margin of 8.8 percent
•Pre-tax income of $1.4 billion with a pre-tax margin of 7.7 percent
•Earnings per share of $1.56
•Operating cash flow of $1.7 billion

Financial Guidance1

FY 2026
Earnings Per Share	$6.50 - $7.50
Free Cash Flow ($B)	$3 - $4
Gross Leverage[2]	Approx. 2x

3Q26
Total Revenue YoY (%)	Up Mid-Teens
Operating Margin	11% - 13%
Earnings Per Share	$2.00 - $2.50

Guidance for the September quarter assumes fuel at the forward curve as of July 2, 2026, and includes a refinery benefit of 5-cents per gallon. This results in a projected all-in fuel price for the quarter of approximately $3.15 per gallon.

Revenue Environment and Outlook

"Revenue grew 14 percent in the June quarter, at the high end of our expectations, increasing more than $2 billion over last year on broad demand strength,” said Joe Esposito, Delta’s chief commercial officer.

“With continued momentum across customer segments and diverse revenue streams, we are confident in the sustainability of yield and revenue strength. For the September quarter, we expect revenue to grow mid-teens over prior year on modest capacity growth, with unit revenue growth improving sequentially. While still early, current trends provide a constructive setup for this strength to extend into the December quarter.”

•Record June quarter revenue reflects broad demand strength and growing brand preference: June quarter total revenue increased 14 percent over the same period last year to a record $17.7 billion on approximately 1 percent capacity growth. Adjusted total unit revenue (TRASM) grew 12.4 percent over prior year. Main cabin unit revenue grew double-digits, marking the second consecutive quarter of positive main cabin growth. Domestic unit revenue grew 12 percent year-over-year and international unit revenue increased 8 percent, led by Latin.
•Diversified, high-margin revenue streams continue to differentiate Delta's performance: Diverse revenue streams accounted for 61 percent of total revenue, up 2 points versus the same period last year. Premium revenue grew 17 percent year-over-year on yield strength and continued investment in premium seats. MRO revenue growth of 32 percent was primarily on legacy engine platforms. Cargo revenue increased 39 percent, driven largely by volume.
•Loyalty momentum powered by growing member engagement across ecosystem: Loyalty and related revenue grew 19 percent, with SkyMiles member engagement continuing to expand beyond air travel within the partner ecosystem. American Express remuneration of $2.4 billion grew 16 percent over last year, supported by accelerating card acquisitions and the seventh consecutive quarter of double-digit year-over-year growth in cardholder spend. Travel products and non-air partnership revenue increased nearly 20 percent over prior year.
•Corporate sales3 grew double-digits in all sectors: Corporate sales accelerated in the June quarter, led by Aerospace & Defense, Banking, and Automotive, with strong performance in coastal and core hubs. Sustained strength in premium product demand drove a more than 25 percent increase in premium corporate sales, benefiting from recent investments in Delta Comfort and Delta Premium Select.

1 Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures
2 Adjusted debt to EBITDAR
3 Corporate travel sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

"Delta delivered June quarter results above guidance, with an operating margin of 8.8 percent and earnings of $1.56 per share. In the September quarter, we expect earnings per share to grow over prior year to $2.00 to $2.50 on an operating margin of 11 to 13 percent," said Erik Snell, Delta’s chief financial officer. "Non‑fuel unit cost performance is expected to improve modestly from the June quarter with further progression in the December quarter as capacity growth begins to normalize. This puts us back on a path toward our long-term framework of low-single-digit non-fuel unit cost growth."

June Quarter 2026 Cost Performance

•Operating expense of $17.9 billion and adjusted operating expense of $16.1 billion
•Adjusted non-fuel costs of $11.1 billion
•Non-fuel CASM was 14.09¢, an increase of 6.8 percent year-over-year
•Adjusted fuel expense of $4.4 billion was up 77 percent year-over-year
•Adjusted fuel price of $3.93 per gallon increased 75 percent year-over-year with a refinery benefit of 11¢ per gallon inclusive of a 5¢ discrete impact from a temporary refinery outage
•Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.3

Balance Sheet, Cash and Liquidity

"Through the first half, we generated $4.1 billion of operating cash flow and delivered $1.4 billion of free cash flow. The durability of our cash generation enables us to consistently reinvest in the business, strengthen our balance sheet and grow shareholder returns. Debt reduction remains a top priority, and we expect to reach gross leverage of approximately 2x by year-end,” Snell said.

•Adjusted net debt of $13.6 billion at June quarter end, a reduction of $709 million from the end of 2025
•Payments on debt and finance lease obligations for the June quarter of $536 million
•Weighted average interest rate of 4.9 percent with 78 percent fixed rate debt and 22 percent variable rate debt
•Adjusted operating cash flow in the June quarter of $1.7 billion, and with gross capital expenditures of $1.4 billion, free cash flow was $209 million
•Air Traffic Liability ended the quarter at $10.0 billion
•Liquidity1 of $7.7 billion at quarter-end, including $3.1 billion in undrawn revolver capacity

1 Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

June Quarter 2026 Highlights

Operations, Network and Fleet
•Led all carriers1 in on-time arrival and departure performance for the quarter and set an all-time2 Delta record for domestic mishandled baggage rate (MBR).
•Implemented proprietary Baggage AI technology in Atlanta which has driven improvement in Atlanta's year-to-date MBR by over 25 percent versus last year's strong baseline, with June improving 50 percent.
•Took delivery of 11 aircraft in the June quarter, including A350-900, A321neo, and A220-300 aircraft.
•Launched daily non-stop service from Los Angeles to Hong Kong and Chicago O’Hare, adding connectivity to key business markets from Los Angeles.
•Launched service to Porto, Malta, and Sardinia while adding service to Madrid, Nice, Rome, and Barcelona.
•Grew MRO presence and partnership portfolio with IndiGo (CFM56 engines) & LATAM (A320 components).

Culture and People
•Continued to invest in the Delta people with a 4 percent pay raise for eligible employees worldwide.
•Accrued nearly $500 million in profit sharing year-to-date towards next February's payout.
•Named to Points of Light’s Civic 50 list for the ninth year in a row, the only commercial airline recognized among companies noted for their corporate social responsibility and civic engagement.
•Transported more than two dozen WWII veterans from Atlanta to Normandy, France to participate in D-Day remembrance ceremonies, honoring the 82nd anniversary of the Allied landings.
•Ranked No. 1 in Talent Readiness among the Wall Street Journal Leadership Institute’s Best Companies for the Future index.
•Recognized as the No. 1 corporate blood drive sponsor with the American Red Cross for the ninth consecutive year with 15,911 units of blood collected at 392 blood drives in the last 12 months.

Customer Experience and Loyalty
•Ranked No. 1 best U.S. airline for eighth consecutive year by The Points Guy.
•Unveiled Delta’s next-generation Delta One suite for the A350-1000 fleet and announced an expanded suite offering for the A330ceo fleet, extending Delta’s lead with the most business class suites of any U.S. airline.
•Enhanced Delta - American Express co-brand card portfolio with new travel benefits including a Delta exclusive benefit allowing card Members to check a second bag free on domestic Delta flights with no increase to the annual fee.
•Over 95 percent of aircraft are already equipped with fast, free Wi-Fi for SkyMiles members, and will reach 100 percent by year-end. New satellite upgrades are also coming online soon to deliver faster speeds and broader global coverage.
•Expanded Delta Sync partnerships, including new collaborations with The Wall Street Journal and Fox ONE to further enhance the onboard experience.
•Enhanced the partnership with T-Mobile, now offering T-Mobile customers who link their SkyMiles membership a complimentary premium beverage on board.
•Relaunched and expanded the decade-long partnership with Airbnb allowing SkyMiles members to earn miles on where they stay and on experiences once they arrive.
•Continued Delta Concierge rollout to over 50 percent of SkyMiles members, offering expanded self‑service and messaging during travel through an AI-enabled digital assistant in the Fly Delta app.
•Opened a second Delta One Lounge at LAX, growing system to five Delta One Lounges and 55 Sky Clubs.

Environmental Sustainability
•Issued the 2025 Delta Difference Report, highlighting Delta’s continued commitment to a sustainable future.
•Began installation of innovative finlet aerodynamic devices on 737 fleet reducing emissions and fuel burn.
1 FlightStats preliminary data for Delta flights system wide. All carriers is defined as competitive set (AA, AS, B6, DL, UA, and WN) from Apr 1 - Jun 30, 2026. On-time performance includes A0, and A14. Departure performance defined as D0
2 Excludes COVID years

June Quarter 2026 Results

June quarter results have been adjusted primarily for third-party refinery sales, gains/losses on investments and Monroe hedge results as described in the reconciliations in Note A.

	GAAP		$ Change		% Change
($ in millions except per share and unit costs)	2Q26	2Q25
Operating income	1,864	2,102	(238)		(11)%
Operating margin	9.4%	12.6%	(3.2)	pts	(25)%
Pre-tax income	2,009	2,574	(565)		(22)%
Pre-tax margin	10.2%	15.5%	(5.3)	pts	(34)%
Net income	1,604	2,130	(526)		(25)%
Diluted earnings per share	2.44	3.27	(0.83)		(25)%
Operating revenue	19,757	16,648	3,109		19%
Total revenue per available seat mile (TRASM) (cents)	25.11	21.44	3.67		17%
Operating expense	17,893	14,546	3,347		23%
Cost per available seat mile (CASM) (cents)	22.74	18.73	4.01		21%
Fuel expense	4,109	2,458	1,651		67%
Average fuel price per gallon	3.66	2.21	1.45		66%
Operating cash flow	1,596	1,856	(260)		(14)%
Capital expenditures	1,458	1,209	249		21%
Total debt and finance lease obligations	13,952	15,056	(1,104)		(7)%

	Adjusted		$ Change		% Change
($ in millions except per share and unit costs)	2Q26	2Q25
Operating income	1,563	2,064	(501)		(24)%
Operating margin	8.8%	13.3%	(4.5)	pts	(34)%
Pre-tax income	1,359	1,820	(461)		(25)%
Pre-tax margin	7.7%	11.7%	(4.0)	pts	(34)%
Net income	1,027	1,385	(358)		(26)%
Diluted earnings per share	1.56	2.12	(0.56)		(26)%
Operating revenue	17,666	15,507	2,159		13.9%
TRASM (cents)	22.45	19.97	2.48		12.4%
Operating expense	16,102	13,443	2,659		20%
Non-fuel cost[1]	11,091	10,247	844		8%
Non-fuel unit cost (CASM-Ex) (cents)	14.09	13.20	0.89		6.8%
Fuel expense	4,410	2,497	1,913		77%
Average fuel price per gallon	3.93	2.25	1.68		75%
Operating cash flow	1,651	1,844	(193)		(10)%
Free cash flow	209	733	(524)		(71)%
Gross capital expenditures	1,442	1,168	274		23%
Adjusted net debt	13,591	16,316	(2,725)		(17)%

1 Updated definition excludes aircraft fuel and related taxes, Third-party refinery sales, MRO expense, and profit sharing

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,500 daily Delta and Delta Connection flights to more than 300 destinations on six continents, connecting people to places and to each other.
Delta served more than 200 million customers in 2025 – safely, reliably and with industry-leading customer service innovation – and was recognized by Cirium for being the top on-time airline in North America for the fifth consecutive year.
We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people's genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.
Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.
As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.
A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.
Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the award from Cirium, Delta has been recognized as the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; the top carrier for business travelers by Business Travel News; and best U.S. airline by Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S.

Forward Looking Statements
Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; failure of the technology we use or depend on to perform effectively, including new and emerging technologies; increases in the price of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), our wholly-owned subsidiary that operates the Trainer refinery; failure to achieve expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial or other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures and greenhouse gas emissions; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports where we operate; significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of laws and regulations governing environmental protection, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Operating Revenue:
Passenger	$15,607	$13,867	$1,740	13%	$27,909	$25,347	$2,562	10%
Cargo	294	212	82	39%	521	421	100	24%
Other	3,856	2,569	1,287	50%	7,181	4,920	2,261	46%
Total operating revenue	19,757	16,648	3,109	19%	35,611	30,688	4,923	16%

Operating Expense:
Salaries and related costs	4,762	4,402	360	8%	9,302	8,485	817	10%
Aircraft fuel and related taxes	4,109	2,458	1,651	67%	6,851	4,869	1,982	41%
Refinery expense	2,091	1,141	950	83%	3,745	2,203	1,542	70%
Contracted services	1,263	1,155	108	9%	2,452	2,276	176	8%
Landing fees and other rents	978	878	100	11%	1,891	1,729	162	9%
Aircraft maintenance materials and outside repairs	689	591	98	17%	1,397	1,237	160	13%
Regional carrier expense	673	651	22	3%	1,322	1,264	58	5%
Passenger commissions and other selling expenses	726	673	53	8%	1,316	1,224	92	8%
Depreciation and amortization	656	602	54	9%	1,291	1,209	82	7%
Passenger service	489	482	7	1%	918	912	6	1%
MRO expense	273	229	44	19%	601	369	232	63%
Profit sharing	328	470	(142)	(30)%	493	594	(101)	(17)%
Aircraft rent	168	137	31	23%	311	274	37	14%
Other	688	677	11	2%	1,356	1,372	(16)	(1)%
Total operating expense	17,893	14,546	3,347	23%	33,246	28,017	5,229	19%

Operating Income	1,864	2,102	(238)	(11)%	2,365	2,671	(306)	(11)%

Non-Operating Income/(Expense):
Interest expense, net	(144)	(172)	28	(16)%	(296)	(350)	54	(15)%
Gain/(loss) on investments, net	349	735	(386)	(53)%	(202)	696	(898)	NM
Loss on extinguishment of debt	(1)	(20)	19	(95)%	(5)	(20)	15	(75)%
Miscellaneous, net	(59)	(71)	12	(17)%	(68)	(102)	34	(33)%
Total non-operating income/(expense), net	145	472	(327)	(69)%	(571)	224	(795)	NM

Income Before Income Taxes	2,009	2,574	(565)	(22)%	1,794	2,895	(1,101)	(38)%

Income Tax Provision	(405)	(444)	39	(9)%	(479)	(525)	46	(9)%

Net Income	$1,604	$2,130	$(526)	(25)%	$1,315	$2,370	$(1,055)	(45)%

Basic Earnings Per Share	$2.45	$3.28			$2.01	$3.66
Diluted Earnings Per Share	$2.44	$3.27			$2.00	$3.63

Basic Weighted Average Shares Outstanding	654	649			653	647
Diluted Weighted Average Shares Outstanding	658	652			657	652

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Ticket - Main cabin	$6,851	$6,347	$504	8%	$12,256	$11,709	$547	5%
Ticket - Premium products	6,920	5,899	1,021	17%	12,282	10,605	1,677	16%
Loyalty travel awards	1,247	1,092	155	14%	2,277	2,033	244	12%
Travel-related services	589	529	60	11%	1,094	1,000	94	9%
Passenger revenue	$15,607	$13,867	$1,740	13%	$27,909	$25,347	$2,562	10%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Refinery	$2,091	$1,141	$950	83%	$3,745	$2,203	$1,542	70%
Loyalty and related	1,344	1,127	217	19%	2,565	2,209	356	16%
MRO	315	239	76	32%	695	390	305	78%
Miscellaneous	106	62	44	71%	176	118	58	49%
Other revenue	$3,856	$2,569	$1,287	50%	$7,181	$4,920	$2,261	46%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		2Q26 vs 2Q25
Revenue	2Q26 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$10,673	15%	12%	13%	2%
Atlantic	3,112	8%	7%	9%	1%
Latin America	990	4%	12%	13%	(7)%
Pacific	832	15%	7%	7%	8%
Passenger Revenue	$15,607	13%	11%	12%	1%
Cargo Revenue	294	39%
Other Revenue	3,856	50%
Total Revenue	$19,757	19%	17%
Third Party Refinery Sales	(2,091)
Total Revenue, adjusted (See Note A)	$17,666	13.9%	12.4%

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	Change	2026	2025	Change
Revenue passenger miles (millions)	66,767	66,417	1%	123,236	122,095	1%
Available seat miles (millions)	78,694	77,645	1%	147,857	146,045	1%
Passenger mile yield (cents)	23.38	20.88	12%	22.65	20.76	9%
Passenger revenue per available seat mile (cents)	19.83	17.86	11%	18.88	17.36	9%
Total revenue per available seat mile (cents)	25.11	21.44	17%	24.08	21.01	15%
TRASM, adjusted - see Note A (cents)	22.45	19.97	12.4%	21.55	19.50	10%
Cost per available seat mile (cents)	22.74	18.73	21%	22.48	19.18	17%
CASM-Ex - see Note A (cents)	14.09	13.20	6.8%	14.58	13.68	7%
Passenger load factor	84.8%	85.5%	(1) pt	83.3%	83.6%	—	pts
Fuel gallons consumed (millions)	1,122	1,112	1%	2,110	2,088	1%
Average price per fuel gallon	$3.66	$2.21	66%	$3.25	$2.33	39%
Average price per fuel gallon, adjusted - see Note A	$3.93	$2.25	75%	$3.32	$2.34	42%

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	June 30,
(in millions)	2026	2025
Cash Flows From Operating Activities:
Net income	$1,604	$2,130
Depreciation and amortization	656	602
(Gain) loss on fair value investments	(337)	(731)
Changes in air traffic liability	(721)	(1,129)
Changes in profit sharing	325	469
Changes in balance sheet and other, net	69	516
Net cash provided by operating activities	1,596	1,856

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,244)	(996)
Ground property and equipment, including technology	(214)	(213)
Acquisition of strategic investments and related	(51)	—
Other, net	(3)	10
Net cash used in investing activities	(1,512)	(1,199)

Cash Flows From Financing Activities:
Proceeds from long-term obligations	103	1,998
Payments on debt and finance lease obligations	(536)	(2,941)
Cash dividends	(123)	(97)
Other, net	10	(29)
Net cash used in financing activities	(546)	(1,069)

Net Decrease in Cash, Cash Equivalents and Restricted Cash Equivalents	(462)	(412)
Cash, cash equivalents and restricted cash equivalents at beginning of period	5,235	3,941
Cash, cash equivalents and restricted cash equivalents at end of period	$4,773	$3,529

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$4,665	$3,331
Restricted cash included in prepaid expenses and other	86	96
Other assets:
Restricted cash included in other noncurrent assets	22	102
Total cash, cash equivalents and restricted cash equivalents	$4,773	$3,529

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(in millions)	2026	2025
ASSETS
Current Assets:
Cash and cash equivalents	$4,665	$4,310
Accounts receivable, net	4,307	2,850
Fuel, expendable parts and supplies inventories, net	2,558	1,601
Prepaid expenses and other	2,706	2,207
Total current assets	14,236	10,968

Noncurrent Assets:
Property and equipment, net	41,544	39,743
Operating lease right-of-use assets	6,162	6,244
Goodwill	9,753	9,753
Identifiable intangibles, net	5,962	5,966
Equity investments	4,041	4,222
Other noncurrent assets	4,623	4,421
Total noncurrent assets	72,085	70,349
Total assets	$86,321	$81,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$3,442	$1,605
Current maturities of operating leases	869	809
Air traffic liability	10,020	7,157
Accounts payable	6,738	5,226
Accrued salaries and related benefits	3,935	4,906
Loyalty program deferred revenue	5,243	4,876
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,257	1,945
Total current liabilities	33,604	27,624

Noncurrent Liabilities:
Debt and finance leases	10,510	12,507
Noncurrent operating leases	5,163	5,353
Pension, postretirement and related benefits	3,066	3,156
Loyalty program deferred revenue	4,327	4,386
Deferred income taxes, net	3,916	3,444
Other noncurrent liabilities	3,920	3,994
Total noncurrent liabilities	30,902	32,840

Commitments and Contingencies

Stockholders' Equity:	21,815	20,853
Total liabilities and stockholders' equity	$86,321	$81,317

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts closed (i.e., settled) during the applicable period. With respect to hedges related to Monroe's inventory, settlements often occur before the related refinery inventory is sold. Beginning in 2026, settlement gains and losses related to Monroe's inventory that remains on-hand at period end are excluded from our adjusted results. These settlement gains and losses will be reflected in adjusted results during the period the inventory is sold. This change was made to match the timing of expense and revenue recognition and we have similarly adjusted the presentation of reconciliations for prior periods included here.

MTM adjustments on investments. Unrealized MTM gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			2Q26 vs 2Q25 % Change	2Q26 vs 2Q25 $ Change
(in millions)	June 30, 2026	September 30, 2025	June 30, 2025
Operating revenue	$19,757	$16,673	$16,648
Adjusted for:
Third-party refinery sales	(2,091)	(1,476)	(1,141)
Operating revenue, adjusted	$17,666	$15,197	$15,507	14%	$2,159

	Three Months Ended			% Change
	June 30, 2026	September 30, 2025	June 30, 2025
TRASM (cents)	25.11	21.09	21.44
Adjusted for:
Third-party refinery sales	(2.66)	(1.87)	(1.47)
TRASM, adjusted	22.45	19.22	19.97	12.4%

	Six Months Ended
	June 30, 2026	June 30, 2025
TRASM (cents)	24.08	21.01
Adjusted for:
Third-party refinery sales	(2.53)	(1.51)
TRASM, adjusted	21.55	19.50

Operating Income, adjusted

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Operating income	$1,864	$2,102
Adjusted for:
MTM adjustments and settlements on hedges	(301)	(39)
Operating income, adjusted	$1,563	$2,064

Operating Margin, adjusted

	Three Months Ended
	June 30, 2026	June 30, 2025
Operating margin	9.4%	12.6%
Adjusted for:
Third-party refinery sales	0.9	0.9
MTM adjustments and settlements on hedges	(1.5)	(0.2)
Operating margin, adjusted	8.8%	13.3%

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	June 30, 2026			June 30, 2026
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$2,009	$(405)	$1,604	$2.44
Adjusted for:
MTM adjustments on investments	(349)
MTM adjustments and settlements on hedges	(301)
Loss on extinguishment of debt	1
Non-GAAP	$1,359	$(332)	$1,027	$1.56

	Three Months Ended			Three Months Ended
	September 30, 2025			September 30, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,777	$(360)	$1,417	$2.17
Adjusted for:
MTM adjustments on investments	(311)
MTM adjustments and settlements on hedges	5
Loss on extinguishment of debt	6
Non-GAAP	$1,477	$(363)	$1,114	$1.70

	Three Months Ended			Three Months Ended
	June 30, 2025			June 30, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$2,574	$(444)	$2,130	$3.27
Adjusted for:
MTM adjustments on investments	(735)
MTM adjustments and settlements on hedges	(39)
Loss on extinguishment of debt	20
Non-GAAP	$1,820	$(435)	$1,385	$2.12

	Year Ended			Year Ended
	December 31, 2025			December 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$6,185	$(1,180)	$5,005	$7.66
Adjusted for:
MTM adjustments on investments	(1,212)
MTM adjustments and settlements on hedges	(21)
Loss on extinguishment of debt	26
Non-GAAP	$4,977	$(1,179)	$3,798	$5.81

Pre-Tax Margin, adjusted

	Three Months Ended
	June 30, 2026	June 30, 2025
Pre-tax margin	10.2%	15.5%
Adjusted for:
Third-party refinery sales	0.8	0.8
MTM adjustments on investments	(1.8)	(4.4)
MTM adjustments and settlements on hedges	(1.5)	(0.2)
Loss on extinguishment of debt	—	0.1
Pre-tax margin, adjusted	7.7%	11.7%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We adjust for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Net cash provided by operating activities	$1,596	$1,856
Adjusted for:
Net cash flows related to certain airport construction projects and other	55	(12)
Operating cash flow, adjusted	$1,651	$1,844

Six Months Ended
(in millions)	June 30, 2026
Net cash provided by operating activities	$4,027
Adjusted for:
Net cash flows related to certain airport construction projects and other	38
Net cash provided by operating activities, adjusted	$4,065

Operating revenue, adjusted related to premium products and diverse revenue streams

	Three Months Ended		% Change
(in millions)	June 30, 2026	June 30, 2025
Operating revenue	$19,757	$16,648
Adjusted for:
Third-party refinery sales	(2,091)	(1,141)
Operating revenue, adjusted	$17,666	$15,507
Less: main cabin revenue	(6,851)	(6,347)
Operating revenue, adjusted related to premium products and diverse revenue streams	$10,815	$9,160	18%
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	61%	59%	2	pts

Operating Expense, adjusted

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Operating expense	$17,893	$14,546
Adjusted for:
Third-party refinery sales	(2,091)	(1,141)
MTM adjustments and settlements on hedges	301	39
Operating expense, adjusted	$16,102	$13,443

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

MRO expense. We adjust for MRO expenses because this adjustment allows investors to better understand and analyze the airline's recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Operating expense	$17,893	$14,546
Adjusted for:
Aircraft fuel and related taxes	(4,109)	(2,458)
Third-party refinery sales	(2,091)	(1,141)
MRO expense	(273)	(229)
Profit sharing	(328)	(470)
Non-Fuel Cost	$11,091	$10,247

	Three Months Ended			2Q26 vs 2Q25 % Change
	June 30, 2026	September 30, 2025	June 30, 2025
CASM (cents)	22.74	18.96	18.73
Adjusted for:
Aircraft fuel and related taxes	(5.22)	(3.25)	(3.17)
Third-party refinery sales	(2.66)	(1.87)	(1.47)
MRO expense	(0.35)	(0.27)	(0.29)
Profit sharing	(0.42)	(0.50)	(0.61)
CASM-Ex	14.09	13.08	13.20	6.8%

	Six Months Ended		% Change
	June 30, 2026	June 30, 2025
CASM (cents)	22.48	19.18
Adjusted for:
Aircraft fuel and related taxes	(4.63)	(3.33)
Third-party refinery sales	(2.53)	(1.51)
MRO expense	(0.41)	(0.25)
Profit sharing	(0.33)	(0.41)
CASM-Ex	14.58	13.68	7%

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	June 30,	June 30,	% Change	June 30,	June 30,	% Change
(in millions, except per gallon data)	2026	2025		2026	2025
Total fuel expense	$4,109	$2,458		$3.66	$2.21
Adjusted for:
MTM adjustments and settlements on hedges	301	39		0.27	0.04
Total fuel expense, adjusted	$4,410	$2,497	77%	$3.93	$2.25	75%

				Average Price Per Gallon
	Six Months Ended			Six Months Ended
	June 30,	June 30,	% Change	June 30,	June 30,	% Change
(in millions, except per gallon data)	2026	2025		2026	2025
Total fuel expense	$6,851	$4,869		$3.25	$2.33
Adjusted for:
MTM adjustments and settlements on hedges	151	24		0.07	0.01
Total fuel expense, adjusted	$7,001	$4,892	43%	$3.32	$2.34	42%

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and other, and (iii) strategic investments and related. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Net cash provided by operating activities	$1,596	$1,856
Net cash used in investing activities	(1,512)	(1,199)
Adjusted for:
Pension plan contributions	4	47
Net cash flows related to certain airport construction projects and other	70	28
Strategic investments and related	51	—
Free cash flow	$209	$733

Six Months Ended
(in millions)	June 30, 2026
Net cash provided by operating activities	$4,027
Net cash used in investing activities	(2,775)
Adjusted for:
Pension plan contributions	4
Net cash flows related to certain airport construction projects and other	75
Strategic investments and related	105
Free cash flow	$1,436

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	June 30, 2026	December 31, 2025	June 30, 2025	2Q26 vs 4Q25 $ Change
Debt and finance lease obligations	$13,952	$14,113	$15,056
Plus: sale-leaseback financing liabilities	1,749	1,779	1,807
Plus: unamortized discount/(premium) and debt issue cost, net and other	(12)	(6)	5
Adjusted debt and finance lease obligations	$15,688	$15,885	$16,868
Plus: fleet operating lease liabilities	2,591	2,780	2,880
Adjusted gross debt	$18,279	$18,665	$19,749
Less: cash and cash equivalents	(4,665)	(4,310)	(3,331)
Less: LGA restricted cash	(22)	(56)	(102)
Adjusted net debt	$13,591	$14,300	$16,316	$(709)

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	June 30, 2026	June 30, 2025
Flight equipment, including advance payments	$1,244	$996
Ground property and equipment, including technology	214	213
Adjusted for:
Net cash flows related to certain airport construction projects	(16)	(41)
Gross capital expenditures	$1,442	$1,168

After-tax Return on Invested Capital ("ROIC"). We present after-tax return on invested capital as management believes this metric is helpful to investors in assessing the company's ability to generate returns using its invested capital. Return on invested capital is tax-effected adjusted operating income (using our effective tax rate for each respective period) divided by average adjusted invested capital. Average stockholders' equity and average adjusted gross debt are calculated using amounts as of the end of the current period and comparable period in the prior year. All adjustments to calculate ROIC are intended to provide a more meaningful comparison of our results to comparable companies.

Interest expense included in aircraft rent. This adjustment relates to interest expense related to operating lease transactions. Adjusting for these results allows investors to better understand our core operational performance in the periods shown as it neutralizes the effect of lease financing structure.

Twelve Months Ended
(in millions)	June 30, 2026
Operating income	$5,516
Adjusted for:
MTM adjustments and settlements on hedges	(148)
Interest expense included in aircraft rent	132
Adjusted operating income	$5,500
Tax effect	(1,294)
Tax-effected adjusted operating income	$4,206

Average stockholders' equity	$19,628
Average adjusted gross debt	19,014
Average adjusted invested capital	$38,642

After-tax Return on Invested Capital	10.9%